EXHIBIT 10.2

PUSH, Inc.

EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is entered into as of February 1, 2010 (the "Effective Date"), by and between Howard Sidman, an individual ("Sidman"), and PUSH, Inc., a Nevada corporation (the "Company").

The Company wishes to employ Sidman as Chief Operation Officer (“COO”) of the Company and Sidman desires to accept such position, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Company and Sidman agree as follows:

1.
Employment of Sidman: The Company agrees to employ Sidman as the Company's Chief Operation Officer.  Sidman accepts such employment and agrees to act as an employee of the Company, all in accordance with the terms and conditions of this Agreement.

2.	Term of Employment:

2.1           Term: Sidman's employment under this Agreement shall commence February 1, 2010, and continue for a period of thirty (30) months (the "Employment Period").  The Employment Period shall not be extended, except by written agreement executed by the parties.

2.2           Termination: This Agreement shall be terminable with or without cause by either Sidman or the Company upon thirty (30) days' prior written notice by one party to the other. However, this Agreement may be terminated immediately by the Company without notice for cause. For the purposes of this Agreement, the term "cause" shall include, without limitation, the following:

(a)
A violation by Sidman of a material term of this Agreement; it being understood that a violation of any of the covenants contained in Section 5 of this Agreement shall constitute a violation of a material term which shall justify the immediate termination of this Agreement by the Company;

(b)	Sidman's commission of fraud and/or dishonesty in the rendering of services to the Company; and
(c)	Acts or misconduct by Sidman during his tenure with Company, which are of a criminal nature.

In the event that this Agreement is terminated by the Company without cause, Sidman shall be paid the lesser of (i) an amount equal to six months' base salary; or (ii) the Base Salary for the balance of the Term of this Agreement. Such payments to be made in accordance with the Company’s customary payroll practice (the "Severance Payments"). The Severance Payments shall cease and the Company's obligations hereunder shall terminate at such time as Sidman becomes employed or enters into a full-time consulting arrangement with a third party, or otherwise becomes self-employed.

If Sidman dies before the term of employment has been completed or becomes disabled to the extent he is unable to perform his duties to the Company, all of the Company's accrued or unvested obligations under this Agreement shall terminate and be of no further force or effect as of the actual date of death or disability. If Sidman (i) voluntarily terminates this Agreement, or (ii) is discharged for cause, he shall not be entitled to Severance Payments or other unvested compensation, and the Company shall be relieved of any further obligation to Sidman.

3.	Duties:

3.1           General Duties: During the employment period, Sidman shall perform the duties of the Chief Operation Officer, as well as such other duties as the Company’s Board of Directors may prescribe from time to time. Sidman shall report directly to the Board of Directors of the Company.  Additionally, Sidman may be asked to serve as a member of the Board of Directors of the Company during the terms of the employment.  The Company understands that Sidman may serve on the board of directors of other Companies.

3.2           Devotion to Company: Sidman shall devote at least half of his full time to the business of the Company during the Employment Period.

4.	Compensation:

4.1           Base Salary: During the Employment Period, the Company shall pay Sidman a base salary of $60,000 per year (the "Base Salary") payable in accordance with the Company's standard payroll policy. Sidman’s Base Salary may be increased after an initial 180 days, and may be adjusted from time to time, at the sole discretion of the Board.

4.2           Benefits: Sidman will be entitled to participate in the Company's fringe benefit programs for senior management, subject to any eligibility requirements. All such fringe benefit programs shall be determined, and periodically modified, at the sole discretion of the Board.

4.3           Withholding: All compensation payable to Sidman under this Agreement is stated in gross amounts and will be subject to all applicable withholding taxes, other normal payroll deductions, and any other amounts required by law to be withheld.

4.4           Vacation: Sidman will be entitled to current Company vacation policy for senior management, as well as to standard Company holidays.

4.5           Expenses: The Company, in accordance with its policies, shall pay or reimburse Sidman for all reasonable and customary expenses (including travel and entertainment expenses) incurred by Sidman during the Employment Period in connection with the performance of Sidman's duties under this Agreement; provided that Sidman shall provide the Company with satisfactory documentation of expenses incurred for which Sidman seeks reimbursement.

4.6           Retirement Plan: Sidman will be able to join the Company's retirement plan, if any, as defined within the Company policies, subject to any eligibility requirements.

5.
Restrictive Covenants: Sidman agrees that his work for the Company will bring him into close contact with customers of the Company and with many confidential affairs of the Company not readily available to the public. Sidman further agrees that the technology market is highly competitive and worldwide in scope. In order to protect the confidential or proprietary information and trade secrets of the Company, its customers, and third parties with which the Company has entered into confidential agreements, and in consideration of employment and continued employment, the right to receive income and benefits therefore as set forth in this Agreement, the Company's granting Sidman access to such confidential or proprietary information and trade secrets, as well as allowing Sidman wide access to become familiar with the Company's business and operations and for other good and valuable consideration, Sidman agrees as follows:

5.1           Confidential and Proprietary Rights: Sidman agrees that he will not at any time during the his employment or after the termination of his employment with the Company directly or indirectly disclose to any person, firm, corporation, partnership, or other entity whatsoever (except the Company), or use, modify or adapt any confidential or proprietary information or trade secret of the Company or its customers to which he has access or which comes into his knowledge or possession during the term of his employment by the Company. Such confidential information includes without limitation (a) information not generally known to the public and proprietary to the Company, (b) information which Sidman has a reasonable basis to believe is confidential or proprietary information or trade secrets of the Company, or (c) information which Sidman has a reasonable basis to believe the Company treats as confidential or proprietary information or trade secrets. The provisions of this Section 5 shall apply with equal force to any confidential information of any third party with respect to which the Company has signed a confidentiality agreement. In addition, Sidman agrees that the Company will be the owner of any and all patentable improvements, ideas, concepts, or inventions that Sidman may develop or conceive during the term of this Agreement which relate in any way to the business of the Company. Sidman agrees to cooperate with the Company in any actions taken by the Company to obtain, maintain, or enforce any patent relating to any of the foregoing. The Company acknowledges that Sidman, over a period of years prior to entering into this Agreement, developed industry knowledge, business techniques and processes as well as personal and business contacts and client relationships (collectively, “Knowledge”). This Knowledge is valuable to Sidman and the Company agrees that such Knowledge is the property of Sidman.

5.2           Non-Competition and Non-Solicitation: The Company will have the option to continue paying cash to Sidman for a period of one (1) year following the termination of his employment with or without cause (the “Non-Compete Option”). If the Company exercises the Non-Compete Option, during that one (1) year period, Sidman agrees that he will not, directly or indirectly, whether as an officer, director, shareholder, partner, associate, executive, agent or representative, become or be interested in or associated with, any other person, corporation, partnership or other entity whatsoever which is engaged in any business directly competitive with the business of the Company or any of the companies controlling, controlled by, or under common control with the Company (the “Non-Compete Restrictions”); provided, however, that Sidman may own as an investor securities of any such corporation which securities are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, so long as he is not part of any control group of such corporation. During the term of this Agreement and for a period of one (1) year thereafter, Sidman will not, directly or indirectly, solicit or induce any employees to leave the employ of the Company. If Sidman accepts employment outside of the competitive area of the Company, Sidman shall adhere to the Non-Compete Restrictions without the Company paying any cash or stock compensation as required by the Non-Compete Option.

5.3           Return of Documents: Upon termination of employment or sooner if it is required by the Company, Sidman shall forthwith deliver to the Company all copies and original documents and any other material of any kind acquired or coming to the knowledge or possession of Sidman in connection with or as a result of Sidman's employment and that relate in any way to the business of the Company, including without limitation, and in any medium, literature, data, plans, designs, specifications, price in-formation, customer information, supplier information, marketing information, business plans, financial information, memorandums, correspondence, notes and records.

6.
Remedies: Sidman agrees that a violation of the covenants set forth in Section 5.1 through 5.3, or any provision thereof, could cause irreparable injury to the Company and that, in addition to other remedies available to the Company, the Company shall be entitled to injunctive or other equitable relief in case of any such violation or threatened violation. The remedies set forth in this Section 6 shall be in addition to, rather than in lieu of, any other rights and remedies the Company may have at law or in equity.

7.	Survival: The provisions of Sections 5 and 6 shall survive the termination of this Agreement.

8.
Revision: If any provisions of this Agreement as applied to any circumstances shall be adjudged by an arbitrator or a court of competent jurisdiction to be invalid or unenforceable, the same shall in no way affect any other provision in any other circumstances, or the validity or enforceability of this Agreement. The Company and Sidman intend this Agreement and the provisions of Sections 5, 6 and 7 to be enforced as written.

9.
However, if any provision, or any part thereof, is held to be unenforceable because of its scope or the duration of such provision or the area covered thereby, the Company and Sidman agree that the court or arbitrator making such determination shall have the power to reduce the scope, duration and/or area of such provision, and/or to delete specific words or phrases and in its reduced form such provision shall then be enforceable and shall be enforced.

10.
Entire Agreement: This Agreement embodies the entire understanding between the Company and Sidman, and supersedes all prior understandings and discussions. It may not be changed orally, but only by an amendment in writing signed by both parties.

11.
Waiver: The waiver by the Company of a breach of any provision of this Agreement by Sidman shall not operate or be construed as a waiver of any subsequent breach by Sidman. The waiver by Sidman of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.

12.	Governing Law: This Agreement shall be construed under and governed by the laws of the State of Virginia, United States of America.

13.
Binding Effect; Non-Assignment: This Agreement and the rights and obligations of the Company hereunder shall inure to the benefit of and shall be binding upon the Company and any companies or other entities controlling, controlled by, or under common control with the Company, and upon successors and assigns of any such company. Neither this Agreement nor any of Sidman’s rights or obligations hereunder shall be transferable or assignable by Sidman or any person claiming any such benefit through him, but they shall inure to the benefit of and shall be binding upon his executors, administrators, personal representatives, heirs, and legatees.

14.
Arbitration: Any controversy or claim arising from or relating to this Agreement, or its making, performance, or interpretation, shall be resolved by binding arbitration in San Jose, California, under the commercial arbitration rules of the American Arbitration Association then existing, except for claims for equitable relief pursuant to Section 6 of this Agreement. Judgment on the arbitration award shall be final, binding and conclusive on all parties and may be entered in any court having jurisdiction over the subject matter of the controversy.

15.	Attorneys' Fees; No Merger:

15.1  The prevailing party in any dispute with respect to the meaning or enforceability of this  Agreement, or the enforcement of any provisions thereof, shall recover from the other party all reasonable costs and expenses, including, without limitation, reasonable attorneys' fees.

15.2 Without limiting the generality of the foregoing, any reasonable costs and expenses including, without limitation, reasonable attorney’s fees, incurred in enforcing any judgment or arbitration award shall be recoverable by the prevailing party as a separate item of recovery. This subsection 15.2 is intended to be severable from the other provisions of this Agreement, and shall survive any judgment or arbitration award and shall not be deemed to be merged into the judgment or award.

16.	Counterparts: This Agreement may be executed by facsimile transmission in one ormore counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Sidman has hereunto set his hand, all as of the day and year first above written.

PUSH, INC.,	Howard Sidman
a Nevada corporation	an individual

By: /s/Ted Wong	/s/ Howard Sidman
Ted Wong, President	Howard Sidman